Exhibit 99.1
Phelps Dodge International
Exhibit 99.1 — PDIC Audited Combined Financial Statements as of and for the year ended December 31, 2006

Phelps Dodge International
INDEX TO PHELPS DODGE INTERNATIONAL COMBINED FINANCIAL STATEMENTS
CONTENTS

Audited Financial Statements
Report of Independent Auditors	9
Combined Balance Sheet as of December 31, 2006	10
Combined Statement of Income for the year ended December 31, 2006	11
Combined Statement of Cash Flows for the year ended December 31, 2006	12
Combined Statement of Changes in Shareholders’ Equity for the year ended December 31, 2006	13
Notes to Combined Financial Statements	14

Phelps Dodge International
Report of Independent Auditors
To the Board of Directors of Freeport-McMoRan Copper & Gold Inc.,
Shareholders of the entities comprising Phelps Dodge International:
     In our opinion, the accompanying combined balance sheets and the related combined statements of income, cash flows and changes in shareholder’s equity present fairly, in all material respects, the financial position of Phelps Dodge International (the “Company”) at December 31, 2006, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     The Company comprises an operating unit of Phelps Dodge Wire & Cable Group which is a fully integrated business unit of Phelps Dodge Corporation (“PDC”); consequently, as indicated in Note 1, these financial statements have been derived from the combined financial statements and accounting records of PDC and reflect certain significant assumptions and allocations. As a result, the accompanying combined financial statements do not necessarily reflect the Company’s financial position, results of operations and cash flows that would have resulted had the Company operated on a stand-alone basis, separate from PDC.
     As described in Note 2, the Company changed its method of accounting for defined benefit pension and other postretirement benefits effective December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
September 14, 2007

     Phelps Dodge International
Phelps Dodge International
Combined Balance Sheet
December 31, 2006
(Dollars in millions)

Assets
Current assets:
Cash and cash equivalents	$104.2
Accounts receivable, less allowance for doubtful accounts of $6.6	216.9
Inventories	121.8
Deferred income taxes	7.5
Supplies	6.5
Prepaid expenses and other current assets	6.5
Accounts receivable due from related parties (see Note 13)	0.2

Total current assets	463.6

Property, plant and equipment, net	99.6
Investments and long-term receivables	12.3
Goodwill	11.0
Deferred income taxes	9.6
Other assets and deferred charges, net	0.2

Total assets	$596.3

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$233.5
Short-term debt	33.7
Short-term debt due to related parties (see Note 8)	19.0
Interest payable to related parties (see Note 8)	0.3
Current portion of long-term debt	0.1

Total current liabilities	286.6

Pension and postemployment liabilities (see Note 9)	11.7
Long-term debt due to related parties (see Note 8)	1.5
Deferred income taxes	0.7
Long-term debt	0.1
Other liabilities and deferred credits	0.6

Total liabilities	301.2

Commitments and contingencies (Notes 7, 11 and 12)
Minority interests in consolidated subsidiaries	38.6

Shareholder’s equity:
Capital stock and capital contribution combined (see Note 15)	300.1
Retained earnings combined	87.6
Accumulated other comprehensive loss combined	(131.2)

Total shareholder’s equity	256.5

Total liabilities and shareholder’s equity	$596.3

The accompanying notes are an integral part of these combined financial statements.

     Phelps Dodge International
Phelps Dodge International
Combined Statement of Income
Year Ended December 31, 2006
(Dollars in millions)

Sales and other operating revenues
Unaffiliated customers	$1,167.7
Related parties	0.7

1,168.4

Operating costs and expenses
Cost of products (exclusive of items shown separately below)	1,058.2
Depreciation and amortization	14.3
Selling and general administrative expenses	20.8
Research and development expense	0.5
Special items and provisions, net (see Note 3)	6.8

1,100.6

Operating income	67.8
Interest expense	(8.1)
Interest expense to related parties	(0.8)
Miscellaneous income and expense, net (see Note 5)	6.8

Income before taxes, minority interests in consolidated subsidiaries and equity in net earnings of affiliated companies	65.7
Provision for taxes on income (see Note 7)	(27.9)
Minority interests in consolidated subsidiaries	(7.6)
Equity in net earnings of affiliated companies	3.6

Net income	$33.8

The accompanying notes are an integral part of these combined financial statements.

     Phelps Dodge International
Phelps Dodge International
Combined Statement of Cash Flows
Year Ended December 31, 2006
(Dollars in millions)

Cash flows from operating activities:
Net income	$33.8
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14.3
Deferred income taxes	(3.1)
Equity earnings in affiliated companies	(3.6)
Minority interests in consolidated subsidiaries	7.6
Special items and provisions, net	6.8
Gain on sale of fixed assets	(3.7)
Changes in current assets and liabilities
Accounts receivable	(57.1)
Inventories	(5.4)
Supplies	1.0
Prepaid expenses and current taxes	6.0
Current deferred tax asset	(3.6)
Accounts payable	18.6
Accrued interest	0.5
Accrued income taxes	7.5
Other accrued expenses	8.6
Other, net	(0.6)

Net cash provided by operating activities	27.6

Cash flows from investing activities:
Capital expenditures	(18.2)
Investment in subsidiaries, net of cash received	0.4
Dividends received from affiliated	2.1
Proceeds from asset dispositions	3.9
Other	0.1

Net cash used in investing activities	(11.7)

Cash flows from financing activities:
Proceeds from related parties	3.6
Proceeds from issuance of debt	19.0
Payment of debt	(1.6)
Minority interest dividends	(4.2)

Net cash provided by financing activities	16.8

Effect of exchange rate changes on cash and cash equivalents	3.4

Net increase in cash and cash equivalents	36.1
Cash and cash equivalents at beginning of year	68.1

Cash and cash equivalents at end of year	$104.2

The accompanying notes are an integral part of these combined financial statements.

     Phelps Dodge International
Phelps Dodge International
Combined Statement of Changes in Shareholder’s Equity
Year Ended December 31, 2006
(Dollars in millions)

			Accumulated
	Capital Stock		Other
	and Capital	Retained	Comprehensive	Shareholder’s
	Contribution	Earnings	Loss*	Equity
Balance at December 31, 2005	$315.3	$53.8	$(139.1)	$230.0
Distribution to parent	(15.2)			(15.2)
Comprehensive income (loss):
Net income		33.8		33.8
Other comprehensive income (loss), net of tax:
Translation adjustment			12.4	12.4
Net loss on derivative instruments			(3.5)	(3.5)

Other comprehensive income			8.9	8.9

				42.7

Adjustment for adoption of SFAS No. 158, net of tax
Net actuarial loss			(0.5)	(0.5)
Transition obligation			(0.5)	(0.5)

Adjustment for adoption of SFAS No. 158			(1.0)	(1.0)

Balance at December 31, 2006	$300.1	$87.6	$(131.2)	$256.5

*	As of December 31, 2006, this balance comprised of $132.3 million of cumulative translation adjustments, and $0.5 million cumulative net actuarial losses and $0.5 million of cumulative transition obligation associated with a pension plan; partially offset by $2.1 million of cumulative realized gains on derivative instruments.
The accompanying notes are an integral part of these combined financial statements.

Phelps Dodge International
Phelps Dodge International
Notes to Combined Financial Statements
(Dollars in millions unless otherwise noted)
1. Background and Basis of Presentation
  General
     Phelps Dodge International is an operating division of Phelps Dodge Wire & Cable Group (PDWC). PDWC is a fully integrated business unit of Phelps Dodge Corporation (PDC or the Corporation). The combined financial statements include the following entities: Phelps Dodge Brasil, Ltda.; Cobre Cerrillos S.A. (Cocesa); Phelps Dodge Suzhou Holdings, Inc.; CONDUCEN S.A.; Cables Electricos Ecuatorianos, C.A. (Cablec); Conductores Electricos de Central America, S.A. (Conelca); Electroconductores de Honduras, S.A. de C.V. (Ecohsa); Keystone Electric Wire and Cable Company Limited (equity investee); Phelps Dodge Enfield Corporation; Alambres y Cables de Panama, S.A. (Alcap); Cahosa, S.A.; Phelps Dodge Philippines, Inc. (equity investee); Phelps Dodge Yantai China Holdings, Inc.; Phelps Dodge National Cables Corporation; Phelps Dodge Thailand Limited; Phelps Dodge International Corporation; Alambres y Cables Venezolanos, C.A. (Alcave); Phelps Dodge Africa Cable Corporation; and their subsidiaries (the Combined Group or the Company). The Company manufactures energy cables for international markets and manufactures products in factories located in nine countries, including facilities for continuous-cast copper rod and continuous-cast aluminum rod.
     The accompanying combined financial statements reflect the financial position, results of operations, cash flows and changes in shareholder’s equity of the Company. However, such combined financial statements may not necessarily reflect the Company’s financial position, results of operations and cash flows had the Company been a stand-alone company during the period presented. For purposes of these financial statements, the term “related parties” refers to PDC and its affiliates.
  PDC Allocations
     All allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operating on a stand-alone basis, separate of PDC.
  Insurance Risks
     PDC manages general and specific hazard and operational risks on a global basis, including workers’ compensation (except in those states or countries in which, by law, compensation for work-related injury is directed by a governmental agency). Generally, PDC retains risk of loss (through the use of self-insurance, deductibles, and captive insurers) that are reasonably predictable and that do not threaten the financial stability of the Corporation. Insurance is procured for those risks that exceed the ability of the Corporation to fund or absorb within its available working capital, or for which there is little financial benefit in self-insuring. Also, in some countries, certain insurance coverage for foreign operations may be placed locally.
     PDC charges the cost of insuring these risks to its operating units. Those costs include insurance premiums, self-insurance reserves, risk financing fees and taxes, and program servicing costs. Independent actuaries are engaged to assure the adequacy of self-insurance reserves for general liability, workers’ compensation liabilities and auto liabilities. Such reserves are established through charges to the operating units and retained in PDC’s accounts. Operating unit charges are based on relevant factors typically used in the insurance industry to establish insurance rates.
     The accompanying Combined Statement of Income includes an allocation of the costs from PDC for insuring general and specific hazard and operational risks on a global basis, including workers’ compensation. However, the accompanying financial statements do not reflect liability assumed for such losses.

Phelps Dodge International
  Employee Benefits
     Some entities within the Company administer certain pension and other employee benefit plans directly. In addition, some employees participate in certain pension and other employee benefit plans sponsored by PDC. For those employees (primarily salaried personnel in the United States (U.S.) and certain of those at international locations), separate plan information is not available as PDC manages its plans on a consolidated basis. Therefore, the Company’s annual pension and other benefit costs reflected in the accompanying combined financial statements include an allocation of PDC’s annual plan costs based on estimated plan assets and other factors being equal to a proportional share of plan obligations incurred by PDC for employees of the Company. (See Note 8 for a discussion of employee benefit plans.) However, an allocation of the assets and liabilities relating to PDC’s domestic pension plans has not been reflected in these combined financial statements.
  Information Systems Technology
     PDC manages information systems technology (IST) on an overall United States basis. In addition to costs incurred at the local operating level, PDC charges IST costs to its subsidiaries on the basis of a pre-determined proportion of overall department costs based on usage.
  General Corporate Overhead
     PDC provides the Company with treasury, tax, legal, internal audit and human resources services, as well as administrative support. PDC estimates that a reasonable allocation of such costs, based on apportionments relative to appropriate transaction volumes or numbers of employees, would approximate $1 million, which the Company has recorded in selling and general administrative expenses.
2. Summary of Significant Accounting Policies
Basis of Combination
     The combined financial statements include the accounts of the Combined Group and its majority-owned subsidiaries. The ownership interests of minority participants are recorded as “Minority interests in consolidated subsidiaries.” All significant intercompany balances and transactions within the Company have been eliminated.
  Management’s Estimates and Assumptions
     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to postemployment, postretirement and other employee benefit liabilities; allowance for doubtful accounts; valuation allowance for deferred tax assets; reserves for contingencies and litigation; and fair value of financial instruments. Management bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
  Foreign Currency Translation
     The Company’s foreign entities primarily utilize the relevant local currency as their functional currency. Accordingly, the assets and liabilities of these entities are translated at exchange rates in effect at the end of the period, while revenues and expenses are translated at average rates in effect for the period. The related translation gains or losses are included in accumulated other comprehensive loss within shareholder’s equity.
     For Ecuador, Honduras, Venezuela and Zambia operations, transactions are predominately in U.S. dollars. Monetary assets and liabilities are translated at current exchange rates, and fixed assets and other non-monetary assets and liabilities are translated at historical rates. Gains and losses resulting from translation of the above-mentioned operations’ financial

Phelps Dodge International
statements are included in operating results, as are gains and losses incurred on foreign currency transactions.
  Statement of Cash Flows
     For the purpose of preparing the Combined Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
  Inventories
     Metal inventories are valued using the last-in, first-out (LIFO) method. The Company uses the average cost method to determine costs for substantially all other inventories. Costs include raw materials, direct and indirect production costs, and depreciation. General and administrative costs for division and corporate offices are not included in inventory values. Metal inventories if valued at current costs would have been greater by approximately $49 million at December 31, 2006.
     Cost for substantially all supplies is determined on the basis of average actual cost or most current actual cost depending on location. Supplies are analyzed periodically, and a provision is made for items considered to be obsolete or slow moving.
  Property, Plant and Equipment
     Property, plant and equipment are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and betterments are capitalized; maintenance and repair expenditures are charged to operations as incurred. The Company’s policy for repair and maintenance costs incurred in connection with periodic, planned, major maintenance activities is to charge such costs to operations when incurred. Gains or losses resulting from sales or disposals of fixed assets are recorded in the Combined Statement of Income when realized.
     Property, plant and equipment are depreciated using the straight-line method over the estimated lives of three to five years for office and transportation equipment; 10 years for general machinery, equipment, and furniture and fixtures; 20-40 years for buildings, or the estimated life of the operation, if shorter.
  Goodwill
     Goodwill has indefinite useful lives and is not amortized, but rather tested at least annually for impairment, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a related reporting unit below its carrying amount. The Company identified and evaluated the Company’s reporting units for goodwill impairment using a present value technique with industry average multiples and third-party valuations used as a benchmark.
  Impairments
     The Company evaluates long-term assets other than goodwill for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Identifiable intangible assets are evaluated at least annually for impairment. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life to measure whether the assets are recoverable and measures any impairment by reference to fair value. Fair value is generally estimated using the Company’s expectation of discounted net cash flows. Long-term assets to be disposed of are carried at the lower of cost or fair value less the costs of disposal.
  Revenue Recognition
     The Company sells its products pursuant to customer orders or sales contracts entered into with its customers. Revenue is recognized when title and risk of loss pass to the customer and when collectibility is reasonably assured. The passing of title and risk of loss to the customer is based on terms of the customer orders or sales contract, generally upon shipment of product. Product pricing is based upon prevailing market prices. The Company issues rebates to customers

Phelps Dodge International
who obtain a specified level of volume purchased. Rebates and cash discounts are recorded based on expected sales volumes as a reduction to sales and other operating revenues and totaled approximately $23 million for the year ended December 31, 2006.
  Shipping and Handling Fees and Costs
     Amounts billed to customers for shipping and handling are included in sales and other operating revenues. Amounts incurred for shipping and handling are included in costs of products sold.
  Hedging Programs
     The Company does not purchase, hold or sell derivative financial instruments unless it has an existing asset or obligation or anticipates a future activity that is likely to occur that will result in exposing the Company to market risk. Derivative financial instruments are used to manage well-defined commodity price and foreign exchange risks from the Company’s primary business activities. For a discussion on why the Company uses derivative financial instruments, year-end derivative positions and related financial results, refer to Note 10, Derivative Financial Instruments and Fair Value of Financial Instruments.
     The Company recognizes all derivative financial instruments as assets and liabilities and measures them at fair value. For derivative instruments that are designated and qualify as cash flow hedges (specifically, metal purchase hedging), the effective portions of changes in fair value of the derivative are recorded in accumulated other comprehensive income (loss) in the Combined Balance Sheet, and are recognized in the Combined Statement of Income when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized currently in earnings. For derivative instruments that are designated and qualify as fair value hedges (specifically, currency forward exchange contracts), gains or losses resulting from changes in their fair value are recognized currently in earnings. In addition, the gain or loss resulting from changes in the fair value of the hedged item attributable to the hedged risk is adjusted and recognized currently in earnings. Therefore, any ineffectiveness would be recognized currently in earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting treatment are recognized currently in earnings.
     Effectiveness testing for qualified hedge programs utilizes an intrinsic value methodology. This methodology excludes the time value component, which is recognized in earnings.
  Income Taxes
     PDWC’s domestic subsidiaries have been included in PDC’s consolidated U.S. federal income tax returns as well as certain of PDC’s consolidated state income tax returns. The Company’s foreign entities file separate income tax returns with the applicable foreign taxing authorities. The provision for income taxes in the accompanying Combined Statement of Income has been calculated on a separate company basis for the Company.
     The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” for accounting and reporting income taxes. Changes in tax rates and laws are reflected in operations in the period such changes are enacted. Balance sheet classification of deferred income taxes is determined by the balance sheet classification of the related asset or liability.
     In addition to charging income for taxes actually paid or payable, the provision for income taxes reflects deferred income taxes resulting from changes in temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided for any deferred tax assets for which realization is unlikely. The effect on deferred income taxes of a change in tax rates and laws is recognized in income in the period that such changes are enacted.
  Pension, Postretirement and Postemployment Plans
     The Company’s domestic employees as well as certain of its foreign employees participate in certain of PDC’s defined benefit pension plans. Additionally, the Company sponsors a defined benefit pension plan at its Thailand

Phelps Dodge International
subsidiary. The applicable plan design determines the manner in which the benefits are calculated for any particular group of employees. With respect to certain of these plans, the benefits are calculated based on final average monthly compensation and years of service. In the case of other plans, the benefits are calculated based on a fixed amount for each year of service. PDC’s and the Company’s respective funding policies provide that contributions to the pension trusts shall be at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 for U.S. plans or, in the case of its foreign subsidiary, the minimum legal requirements in the particular country. Additional contributions also may be made from time to time.
     The Company participates in postretirement health care and life insurance benefit plans sponsored by PDC covering most of PDC’s U.S. employees and, in some cases, employees of foreign subsidiaries. Postretirement benefits vary among plans, many of which require contributions from employees. The benefits are generally accounted for on an accrual basis, and the funding policy provides that contributions shall be at least equal to the cash basis obligation. Additional contributions may also be made from time to time.
     The Company also participates in certain postemployment benefit plans sponsored by PDC covering most of PDC’s U.S. employees and, in some cases, employees of foreign subsidiaries. The benefit plans may provide long-term disability income, health care, life insurance, continuation of health and life insurance coverage for disabled employees or other welfare benefits. Additionally, certain foreign subsidiaries accrue for the cost of terminating employees pursuant to local legal requirements. The Company accounts for these benefits on an accrual basis and its funding policy provides that contributions shall be at least equal to its cash obligation. Additional contributions may also be made from time to time.
  New Accounting Standards
     In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” which eliminates the exemption from applying SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to interests on securitized financial assets so that similar instruments are accounted for similarly regardless of the form. This Statement also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for all financial instruments acquired or issued in an entity’s first fiscal year beginning after September 15, 2006. The adoption of this Statement is not expected to have a material impact on the Company’s financial reporting and disclosures.
     In June 2006, FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has evaluated FIN 48 and determined that its adoption will result in a cumulative effect adjustment, reflected as a decrease to retained earnings at January 1, 2007, of approximately $0.5 million.
     Effective December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires recognition of a net liability or asset to report the funded status of defined benefit pension and other postretirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur. Additionally, SFAS No. 158 requires measurement of a plan’s assets and obligations as of the balance sheet date and additional annual disclosures in the notes to the financial statements. The recognition and disclosure provisions of SFAS No. 158 were adopted by the Company on December 31, 2006. The requirement under SFAS No. 158 to measure a plan’s assets and obligations as of the balance sheet date is effective for fiscal years ending after December 15, 2008. Upon adoption of the recognition and disclosure provisions at December 31, 2006, the Company recorded an increase of $1.3 million to total liabilities and an offsetting decrease to shareholder’s equity. (Refer to Note 9, Employee Benefit Plans, for further discussion and disclosures.)
     In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for

Phelps Dodge International
using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. generally accepted accounting principles (GAAP) and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial reporting and disclosures.
3. Special Items and Provisions, Net
     Following is supplemental information regarding special items and provisions, net, included in operating income that management believes should be separately disclosed to assist in the understanding of the financial performance of the Company. This supplemental information is not a substitute for any U.S. GAAP measure. Such special items and provisions are primarily unpredictable and atypical of the Company’s operations in a given period. In certain instances, certain transactions such as restructuring costs, asset impairment charges, certain asset disposals or certain legal matters are reflected as special items as they are not considered to be representative of the normal course of business. In addition, management measures the performance of its reportable segments excluding special items. The tax impacts of the special items were determined at the marginal effective tax rate of the appropriate taxing jurisdiction, including provision for a valuation allowance, if warranted.
     The following table summarizes the special items and provisions, net, for the year ended December 31, 2006:

Asset impairment charges	$(5.6)
Dissolution of wire and cable entity	(1.2)

Total	$(6.8)

     The Company recognized asset impairment charges at a wire and cable operation in China of $5.6 million (before and after taxes), which were determined through an assessment of fair market value based on projected cash flows.
     The Company recognized a net charge of $1.2 million (before and after taxes) for the dissolution of a telephone cable operation in El Salvador.
4. Supplementary Financial Information
     The following tables summarize supplementary balance sheet information as of December 31, 2006:

Inventories
Metals and other raw materials	$42.7
Work in process	7.4
Finished manufactured products	71.7

$121.8

Property, Plant and Equipment, net
Buildings, machinery and equipment	$284.3
Land	12.8

Total property, plant and equipment	297.1
Accumulated depreciation	(197.5)

$99.6

Accounts payable and accrued expenses
Trade payables	$185.0
Accrued income taxes	17.0
Salaries, wages and other compensation	10.1
Deferred customer advances	5.3
Other accrued taxes	3.2

Phelps Dodge International

Smelting, refining and freight	1.6
Received goods not yet invoiced	1.4
Accrued utilities	1.3
Accrued commissions	1.2
Pension, postemployment and other employee benefits	1.1
Accrued interest	1.1
Other	5.2

$233.5

     The following table summarizes supplementary cash flow information for the year ended December 31, 2006:

Interest payments	$8.5
Tax payments, net of refunds	$16.7
5. Miscellaneous Income and Expense, Net
     The following table summarizes miscellaneous income and expense, net for the year ended December 31, 2006:

Foreign currency exchange gain	$3.0
Interest income	2.5
Dividend income	0.9
Other	0.4

$6.8

6. Investments and Long-Term Receivables
     Investments and long-term receivables at December 31, 2006, follow:

Equity basis investments
Phelps Dodge Philippines — Philippines (40)%	$4.7
Keystone Electric Wire and Cable — Hong Kong (20)%	2.7
PDTL Trading Company — Thailand (49)%	2.3
Colada Continua Chilena — Chile (41)%	1.5
Thai Copper Rod — Thailand (25)%	0.8
Notes and other receivables	0.3

$12.3

     Equity earnings of affiliated companies for 2006 were $3.6 million. Dividends received during 2006 were $1.2 million.
7. Income Taxes
     Income tax expense in these combined financial statements has been calculated on a separate tax return basis for the Company.
     Geographic sources of income before taxes, minority interests in consolidated subsidiaries and equity in net earnings of affiliated companies during the year ended December 31, 2006, follows:

United States	$9.8
Foreign	55.9

$65.7

Phelps Dodge International
     The provision (benefit) for taxes on income for the year ended December 31, 2006, follows:

Current:
Federal	$0.9
State	0.4
Foreign	29.7

31.0

Deferred:
Federal	(0.2)
Foreign	(2.9)

(3.1)

$27.9

     A reconciliation of the U.S. federal statutory tax rate to the effective tax rate for the year ended December 31, 2006, follows:

Expense (benefit)
U.S. federal statutory tax rate	35.0%
State and local income taxes	0.3
Effective international tax rate	10.9
Liquidation of foreign subsidiary	(3.8)
Other	0.1

42.5%

     The Company has Brazilian net operating loss carryforwards of approximately $14 million that do not expire. The Brazilian net operating loss carryforwards can only be used to offset 30% of taxable income in any given year.
     PDC’s consolidated U.S. federal income tax returns for the years 2003, 2004 and 2005 are currently under examination by the Internal Revenue Service. No significant issues have been raised with respect to the current audit.
     Deferred income tax assets (liabilities) comprised the following at December 31, 2006:

Accrued liabilities	$8.0
Net operating loss carryforwards	4.6
Inventory	2.7
Goodwill	2.7

Deferred tax assets	18.0
Valuation allowance	(0.9)

Net deferred tax assets	17.1

Depreciation	(0.7)

Deferred tax liabilities	(0.7)

$16.4

     Income taxes have not been provided on the Company’s share of undistributed earnings of approximately $125 million at December 31, 2006, for international manufacturing interests over which the Company has sufficient influence to control the distribution of such earnings. The Company has determined that such earnings have been reinvested indefinitely. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were lent to any of the Company’s U.S. entities, or if stock in the entities were sold. It is estimated that repatriation of these foreign earnings would generate additional foreign withholding tax of approximately $17 million, but no additional U.S. tax (after applying U.S. foreign tax credits).

Phelps Dodge International
8. Debt
  Third-Party Short-Term Debt
     Short-term borrowings were $33.7 million at December 31, 2006. The weighted average interest rate on the short-term debt at December 31, 2006 was 5.91 percent. All of the Company’s short-term debt is incurred at its international locations.
  Related Parties
     Short-term debt due to related parties at December 31, 2006, is summarized below:

Short-term debt payable to a related party, interest at 1-month LIBOR plus 0.1% (5.42% at December 31, 2006), principal and interest due on demand	$16.0
Short-term debt payable to a related party, interest at 5%, principal and interest due in full December 2007	2.5
Short-term debt payable to a related party, interest at 3-month LIBOR plus 3.875% (9.25% at December 31, 2006), principal and interest due in full March 2007	0.5

$19.0

     Long-term debt due to related parties at December 31, 2006, is summarized below:

Long-term debt payable to a related party, interest at 6-month LIBOR plus 2.351% (7.72% at December 31, 2006), interest due semi-annually principal due in full March 2011	$1.5

9. Employee Benefit Plans
  Pension Plans
     The Company’s and PDC’s pension and retirement plans for salaried employees cover substantially all U.S. employees and certain employees of the Company’s international operations. Benefits are based on years of service and depending on the plan, either a final average salary or a fixed amount for each year of service. Participants generally vest in their benefits after five years of service.
     For those personnel who participate in PDC’s pension plans, separate information is not readily available as PDC manages such plans on a consolidated basis. Therefore, the Company’s annual pension costs reflected in these combined financial statements represent an allocation of PDC’s pension plan annual costs (based on estimated plan assets being equal to a proportional share of plan obligations incurred by PDC for employees of the Company) and may not necessarily be indicative of amounts had the Company operated autonomously. PDC allocated $0.5 million of net periodic pension benefit cost to the Company in 2006.
     PDC’s pension plans were valued between December 1, 2005 and January 1, 2006. Obligations were then projected to and the assets were valued as of the end of 2006. The majority of plan assets are invested in a diversified portfolio of stocks, bonds and cash or cash equivalents. A small portion of the plans’ assets is invested in pooled real estate and other private corporate investment funds.
     The Company also provides various other pension benefits related to its Thailand subsidiary under a plan which is government mandated. In this foreign plan, the accumulated benefit obligations exceed the plan assets (underfunded plan). The following table presents the obligation of the foreign plan at December 31, 2006:

Projected benefit obligation	$4.5
Accumulated benefit obligation	$2.4

Phelps Dodge International
     The following table presents the change in benefit obligation, change in plan assets and the funded status of the foreign pension plan at December 31, 2006:

Change in benefit obligation:
Benefit obligation at beginning of year	$3.2
Services cost — benefits earned during the period	0.2
Interest cost on benefit obligation	0.2
Actuarial loss	0.7
Benefits paid	(0.3)
Currency translation adjustment	0.5

Benefit obligation at end of year	$4.5

Change in plan assets:
Fair value of plan assets at beginning of year	$—
Employer contributions	0.3
Benefits paid	(0.3)

Fair value of plan assets at end of year	$—

Funded status	$(4.5)

Assumptions at the end of the year:
Discount rate	6.0%
Rate of increase in salary levels	6.0%
     At December 31, 2006, the amounts recognized in the balance sheet consist of:

Accounts payable and accrued expenses (current liabilities)	$0.3
Other liabilities and deferred credits (noncurrent liabilities)	4.2

$4.5

     At December 31, 2006, the amounts recognized in accumulated other comprehensive loss that have not been recognized in net periodic benefit cost consist of:

Net actuarial loss (net of tax of $0.2 million)	$(0.5)
Net transition obligation (net of tax of $0.2 million)	(0.5)

$(1.0)

     The following table reflects the incremental effect of adopting SFAS No. 158 on the individual line items in the balance sheet at December 31, 2006:

	Before		After
	Adoption		Adoption
	of SFAS		of SFAS
	No. 158	Adjustments	No. 158
Deferred income tax	$1.3	$(0.6)	$0.7
Pension and post employment liabilities	9.8	1.9	11.7
Total liabilities	299.9	1.3	301.2
Minority interests in consolidated subsidiaries	38.9	(0.3)	38.6
Accumulated other comprehensive loss	(130.2)	(1.0)	(131.2)

Total shareholders’ equity	257.5	(1.0)	256.5
     The following table presents the listed components of net periodic benefit cost for the year ended December 31, 2006, for the Company’s Thailand subsidiary:

Phelps Dodge International

Net periodic benefit cost:
Service cost — benefits earned during the period	$0.2
Interest cost on benefit obligation	0.2
Amortization of initial net obligation	0.1

Net periodic benefit cost	$0.5

Assumptions at the beginning of the year:
Discount rate	7.0%
Rate of increase in salary levels	5.5%
  Postretirement Benefits
     The Company’s U.S. employees participate in postretirement medical and life insurance benefit plans administered by PDC. These plans provide medical insurance benefits for many employees retiring from active service. In January 2005, PDC announced its decision to eliminate retiree life insurance coverage for all active salaried and hourly non-bargained employees who retire on or after January 1, 2006.
     Life insurance benefits for retirees also are available pursuant to the terms of certain collective bargaining agreements. The majority of the premiums of such life insurance benefits were paid out of a previously established life insurance funding arrangement (LIFA) maintained by an insurance company. Beginning February 1, 2005, new employees hired or rehired by the Company will not be eligible to receive retiree medical coverage, unless otherwise provided pursuant to the terms of a collective bargaining agreement.
     Separate information is not readily available for all the plans as PDC manages some of the plans on a consolidated basis. Therefore, the Company’s annual postretirement costs reflected in the Combined Statement of Income include an allocation of the PDC plans’ annual costs (based on a proportional share of plan obligations incurred by PDC for employees of the Company) and may not necessarily be indicative of amounts that would have been incurred had the Company operated autonomously or as an entity separate of PDC.
  Postemployment Benefits
     The Company has mandatory severance benefit plans primarily in Chile, Costa Rica, Zambia, Venezuela and Ecuador. The accumulated postemployment benefit obligation consisted of a current portion of $0.7 million (included in accounts payable and accrued expenses) and a long-term portion of $7.5 million (included in pension and postemployment liabilities).
  Savings Plan
     The Company’s U.S. employees are eligible to participate in a savings plan sponsored by PDC. The plans allow employees to contribute a portion of their pre-tax income in accordance with specified guidelines. The principal savings plan is a qualified 401(k) plan for all U.S. salaried and non-bargained hourly employees. In this plan, participants exercise control and direct the investment of their contributions and account balances among a broad range of investment options. Participants may also direct their contributions into a brokerage option through which they can invest in stocks, bonds and mutual funds. Participants, with the exception of certain officers and other insiders, may change investment direction or transfer existing balances at any time without restriction. PDC matches a percentage of employee pre-tax deferral contributions up to certain limits. The Company’s cost for the savings plan was minimal for 2006.
10. Derivative Financial Instruments and Fair Values of Financial Instruments
     The Company does not purchase, hold or sell derivative contracts unless it has an existing asset, obligation or anticipates a future activity that is likely to occur and will result in exposing the Company to market risk. The Company does not enter into contracts for speculative purposes. The Company will use various strategies to manage market risk, including the use of derivative contracts to limit, offset or reduce market exposure. Derivative instruments are used to manage well-defined energy and foreign exchange risks from the Company’s primary business activities. The fair values of the Company’s derivative instruments are based on valuations by third parties, purchased derivative pricing models or widely published market closing prices at year-end. A summary of the derivative instruments used by the Company follows.

Phelps Dodge International
  Foreign Currency Hedging
     The Combined Group transacts business in many countries and several foreign currencies. Consequently, the Company enters into various forward exchange contracts to manage its exposure against adverse changes in foreign exchange rates. In the process of protecting its transactions, the Company may use a number of offsetting currency contracts. Because of the nature of the hedge settlement process, the net hedge value rather than the sum of the face value of outstanding contracts is a more accurate measure of market risk from the use of such contracts.
     At December 31, 2006, the Company had SFAS No. 133 qualifying forward exchange contracts in place totaling $13 million maturing through May 2007. Hedge gains or losses from these contracts are recognized in cost of products sold associated with the purchase of goods. The Company did not have any significant unrealized gains or losses or ineffectiveness during the year.
     Additionally, at December 31, 2006, the Company had economic forward exchange contracts in place totaling $7 million maturing through January 2007. Hedge gains or losses from these contracts are recognized in cost of products sold associated with the purchase of goods. The Company did not have any significant unrealized gains or losses during the year.
  Metal Purchase Hedging
     The Company may enter into metal (aluminum, copper and lead) swap contracts to hedge its exposure on fixed-price sales contracts to allow it to lock in the cost of the metal used in cable sold to customers at fixed prices. These swap contracts are generally settled during the month of finished product shipment and result in a net London Metal Exchange (LME) metal price consistent with that agreed with the Company’s customers. Hedge gains or losses from the swap contracts are recognized in cost of products sold. The Company did not have any significant gains or losses during the year resulting from hedge ineffectiveness.
     At December 31, 2006, the Company had approximately 33 million pounds of swap contracts in place maturing through January 2008 with a fair value of $3.3 million, which qualifies as a cash flow hedge under SFAS No. 133. The Company had approximately $3.3 million of unrealized gains recorded in other comprehensive income expected to be recognized as a reduction to cost of products sold as the related contracts mature. During 2006, gains reduced cost of products sold by $14.5 million.
  Fair Values of Financial Instruments
     The fair values of the Company’s financial instruments are believed to be similar to the carrying amounts on the Combined Balance Sheet because of their generally short-term nature.
  Credit Risk
     The Company is exposed to credit loss in cases when the financial institutions in which it has entered into derivative transactions are unable to pay when funds are owed. To minimize the risk of such losses, PDC only uses highly rated financial institutions that meet certain requirements. PDC also periodically reviews the credit worthiness of these institutions to ensure that they are maintaining their ratings. The Company does not anticipate that any of the financial institutions that PDC or it has dealt with will default on their obligations.
11. Commitments
     The Company leases land, buildings and equipment under long-term agreements. Rental expense under operating leases was $3.1 million in 2006. The following table shows the future minimum lease payments due under non-cancelable operating leases at December 31, 2006:

Phelps Dodge International

2007	$1.9
2008	1.5
2009	1.4
2010	1.1

$5.9

     At December 31, 2006, the Company’s future sub-lease income is $0.3 million in 2007 and 2008, $0.4 million in 2009, and $0.3 million in 2010.
12. Contingencies
     In the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters as of December 31, 2006. While these matters could affect the future operating results, the Company believes that after final disposition, any monetary liability or financial impact to the Company beyond that provided for at December 31, 2006, would not be material to the combined financial statements.
  Standby Letters of Credit, Guarantees and Surety Bonds
     The following table summarizes commercial commitments at December 31, 2006:

Standby letters of credit	$56.0
Sales performance guarantees	48.4
Surety bonds	2.1
Asset pledges	0.1

$106.6

     Standby letters of credit were issued primarily in support of copper cathode commitments or obligations. Sales performance guarantees were primarily at the Company’s Thailand subsidiary. Such guarantees are required by several key customers, mainly large utilities and certain contractors, for the performance of the Company’s products over a stipulated period after installation of these products.
  Legal Proceedings
     From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. The Company believes that there is no litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position or results of operations.
13. Related Party Transactions
     The Company sells certain products to the mining business of PDC. Sales of these products are at the same prices charged to third-party customers and totaled $0.7 million for the year ended December 31, 2006.
     As of December 31, 2006, the Company had accounts receivable due from related parties of $0.2 million for products sold to the mining business of PDC.

Phelps Dodge International
14. Business Segment Data
     The Company produces engineered products principally for the global energy sector. Its operations are characterized by products with internationally competitive costs and quality, and specialized engineering capabilities. Its factories, which are located in nine countries, manufacture energy cables for international markets. The Company has six reportable segments. The reportable segments correspond with the Company’s organizational and management reporting structure.
     Unallocated corporate overhead costs, sales office costs, minor investments, dividend income, U.S. taxes, intercompany eliminations, corporate headquarter assets and intercompany accounts are included in Corporate, Other & Eliminations in the segment data presented below.
     The following tables provide a summary of financial data by geographic area for the year ended December 31, 2006.
     Revenue is attributed to countries based on the origin of material sold.

Sales and other operating revenues:
Brazil	$212.0
Zambia	206.1
Costa Rica	200.1
Thailand	172.6
Venezuela	150.6
Chile	103.9
United States	52.8
Ecuador	24.1
China	23.2
Other	23.0

$1,168.4

Long-lived assets at December 31:
Brazil	$28.2
Thailand	27.2
United States	20.8
Venezuela	15.2
Chile	12.5
Zambia	6.7
China	5.4
Costa Rica	4.1
Other	3.0

$123.1

     The following table provides a summary of financial data by business segments for the year ended December 31, 2006. (Refer to Note 3, Special Items and Provisions, Net, for a discussion of major unusual items during 2006.)
Financial Data by Business Segment

							Corporate,
			PD			Africa	Other &
	Cocesca	Conducen	Thailand	Alcave	PD Brazil	Cable	Eliminations	Total
Sales and other operating revenues:
Unaffiliated customers	$103.2	$200.1	$172.6	$150.6	$212.0	$206.1	$123.1	$1,167.7
Intersegment and related parties	$238.0	0.7	22.8	40.0	11.1	—	(311.9)	0.7
Depreciation, depletion and amortization	$1.6	0.7	4.4	1.9	4.0	0.5	1.2	14.3
Operating income before special items and provisions, net	$5.8	10.8	9.4	13.9	10.0	4.4	20.3	74.6
Special items and provisions, net	$—	—	—	—	—	—	(6.8)	(6.8)
Operating income	$5.8	10.8	9.4	13.9	10.0	4.4	13.5	67.8
Interest income	$0.2	0.3	0.1	—	1.8	0.1	—	2.5
Interest expense (including related parties)	$3.5	—	2.7	2.9	0.1	—	(0.3)	8.9

							Corporate,
			PD			Africa	Other &
	Cocesca	Conducen	Thailand	Alcave	PD Brazil	Cable	Eliminations	Total
Provision for taxes on income	$2.0	1.8	4.9	5.7	3.8	1.2	8.5	27.9
Minority interests in consolidated subsidiaries	$—	—	—	—	—	(0.5)	(7.1)	(7.6)
Equity in net earnings of affiliated companies	$0.2	—	—	—	—	—	3.4	3.6
Equity basis investments at December 31	$1.5	—	0.8	—	—	—	9.7	12.0
Assets at December 31	$83.6	67.7	124.0	84.3	123.0	69.2	44.5	596.3
Capital expenditures	$3.3	1.3	2.2	5.6	2.6	2.7	0.5	18.2
15. Capital Stock and Capital Contribution Combined
     The following table provides a summary of capital stock and capital contribution combined in Shareholder’s Equity as of December 31, 2006:

		Number of		Capital Stock and
		Authorized	Number of Shares	Capital
Combined Company	Par Value	Shares	Outstanding	Contribution
Phelps Dodge Brazil Ltda.	Par value 1 Real	108,964,288	108,964,288	$111.4
Cobre Cerrillos, S.A. (Cocesa)	No par value	74,574,400	74,574,400	1.3
CONDUCEN, S.A.	Par value, $10	1,100,000	1,080,621	10.8
Alambres y Cables de Panama, S.A. (Alcap)	Par value, $100	5,749	5,749	0.5
Cahosa, S.A.	No par value	5,000	5,000	2.0
	Par value, $1	243,957	243,957	6.4
Electroconductores de Honduras, S.A. de C.V. (Ecohsa)	Par value, 100
	Lempiras	276,000	276,000	2.8
Phelps Dodge National Cables Corporation	Par value, $0.01	1,000	100	5.7
Phelps Dodge	Par value,
Thailand Limited	1,000 Baht	44,000	44,000	2.2
Phelps Dodge Africa Cable Corporation	Par value, $10	68,500	68,500	4.5
Phelps Dodge Suzhou Holdings, Inc.	Par value, $1	50,000	336	15.8
Phelps Dodge Yantai China Holdings, Inc.	Par value, $1	10,000	99	10.8
Phelps Dodge Enfield Corporation	Par value, $100	8,000	8,000	0.7
Conductores Electricos de Central America S.A. de C.V. (Conelca)	Par value, 10
	Colones	1,000,000	1,000,000	—
	Par value, 1,000
Alambres y Cables Venezolanos, C.A. (Alcave)	Bolivars	16,321,375,000	16,321,375,000	104.4
Phelps Dodge International Corporation	No par value	10,000	100	20.8

				$300.1

Phelps Dodge International
16. Subsequent Events
     Effective March 19, 2007, the Company’s ultimate parent changed when Freeport-McMoRan Copper & Gold Inc. (FCX) acquired PDC. PDC is now a wholly owned subsidiary of FCX.
     During the second quarter of 2007, all debt with related parties was paid in full with borrowings from third-party financing. Short-term debt was financed through a line of credit with an interest rate of 1-month LIBOR plus 25 basis points. The Company borrowed $1.5 million with a single repayment due June 2009. This loan bears interest payable monthly at 6-month LIBOR plus 2.34 percent.
     During the third quarter of 2007, PDC acquired minority shareholders’ interests in the following entities included in the Combined Group:

	Minority
	Shareholders’
	Interests	Purchase
Description of entity	Acquired	Price
CONDUCEN, S.A.	19.64%	$25.7
Electroconductores de Honduras, S.A. de C.V. (Ecohsa)	39.16%	8.4
Cahosa, S.A.	21.92%	0.5
Alambres y Cables de Panama, S.A. de C.V. (Alcap)	21.92%	0.4

Total		$35.0

     Allocation of the related purchase price has not been finalized.